Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

AN AT-THE-MARKET EQUITY PROGRAM

Itasca, IL, November 20, 2013 – Arthur J. Gallagher & Co. (NYSE: AJG) today announced it has established an at-the-market equity program under which it may sell up to $200 million of its common stock. Morgan Stanley & Co. LLC is the sales agent.

Any sale of Gallagher’s common stock under the at-the-market equity program will generally be made through ordinary broker’s transactions, including on the New York Stock Exchange, and sold at market prices or as otherwise agreed with the sales agent. Gallagher intends to use the net proceeds of this offering for future acquisitions and general corporate purposes.

Gallagher has filed an automatically effective registration statement, including a prospectus, and a prospectus supplement with the Securities and Exchange Commission (SEC) for the common stock offering described in this press release. For more information about investing in the at-the-market equity program, please read the prospectus in the registration statement, the prospectus supplement relating to the at-the-market equity program and other documents Gallagher has filed with the SEC. These documents may be obtained at no cost by visiting EDGAR on the SEC web site at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The at-the-market offering may be made only by means of a prospectus supplement and the related prospectus.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 23 countries and offers client-service capabilities in more than 140 countries around the world through a network of correspondent brokers and consultants.

Contact: Marsha J. Akin

Director – Investor Relations

630-285-3501

marsha_akin@ajg.com

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